Exhibit 4.4

INTCOMEX, INC.

INTCOMEX HOLDINGS, LLC

INTCOMEX HOLDINGS SPC-I, LLC

SOFTWARE BROKERS OF AMERICA, INC.

11 3/4% SECOND PRIORITY SENIOR SECURED NOTES DUE 2011

SUPPLEMENTAL INDENTURE

DATED AS OF DECEMBER 22, 2009

THE BANK OF NEW YORK MELLON

Trustee

This Supplemental Indenture, dated as of December 22, 2009, is by and among Intcomex, Inc., a Delaware corporation (including any successor thereto, the “Company”), Intcomex Holdings, LLC, a Delaware limited liability company (including any successor thereto, “Holdings”), Intcomex Holdings SPC-I, LLC, a Delaware limited liability company (including any successor thereto, “SPC”), and Software Brokers of America, Inc., a Delaware corporation (including any successor thereto, “SBA” and, together with Holdings and SPC, the “Guarantors”), and The Bank of New York Mellon, a New York banking corporation as trustee (the “Trustee”), to the Indenture, dated as of August 25, 2005, among the Company, the Guarantors and the Trustee (the “Base Indenture”).

W I T N E S S E T H:

WHEREAS, Section 9.2 of the Base Indenture provides that the Company, the Guarantors and the Trustee may enter into a Supplemental Indenture to the Base Indenture, with the consent of the Holders of not less than a majority in aggregate principal amount of the 11 3/4% Second Priority Senior Secured Notes due 2011 (the “Notes”), for the purpose of adding to or changing in any manner or eliminating any provisions of the Indenture;

WHEREAS, Section 9.2 of the Base Indenture provides that the Company, the Guarantors and the Trustee may enter into a Supplemental Indenture to the Base Indenture, with the consent of at least 66 2/3% of the Holders in aggregate principal amount outstanding of the Notes, in order to amend or waive provisions that have the effect of releasing all or substantially all of the Collateral from the Liens securing the Notes;

WHEREAS, the Company and the Guarantors have received the consent of at least 66 2/3% of the Holders in aggregate principal amount to the Proposed Amendments and Proposed Release, as defined in the Offer to Purchase dated December 8, 2009, by and among the Company, the Guarantors, and the Holders of the Notes;

WHEREAS, the Company and each of the Guarantors have duly authorized the execution and delivery of this Supplemental Indenture; and

WHEREAS, all things necessary to make this Supplemental Indenture a valid agreement of the Company and the Guarantors, in accordance with its terms, have been done.

NOW, THEREFORE, the Company, the Guarantors and the Trustee agree as follows for the benefit of each other and with the consent of at least 66 2/3% of the Holders in aggregate principal amount of the Notes:

ARTICLE I

AMENDMENTS

SECTION 1.1 Notice to Trustee. Section 3.1 of the Base Indenture is hereby deleted in its entirety and replaced with the following:

“If the Company elects to redeem Notes pursuant to the optional redemption provisions of Section 3.7 hereof, it shall furnish to the Trustee, at least 3 but not more than 60 days before a redemption date (unless a shorter notice period shall be satisfactory to the Trustee), an Officers’ Certificate setting forth (i) the section of this Indenture pursuant to which the redemption shall occur, (ii) the redemption date, (iii) the principal amount of Notes to be redeemed and (iv) the Redemption Price.”

SECTION 1.2 Notice of Redemption. Section 3.3 of the Base Indenture is hereby deleted in its entirety and replaced with the following:

“At least 3 days but not more than 60 days before a Redemption Date, the Company shall mail or cause to be mailed by first class mail, a notice of redemption to each Holder whose Notes are to be redeemed.

The notice shall identify the Notes to be redeemed and shall state:

(1) the redemption date;

(2) the Redemption Price;

(3) if any Note is being redeemed in part, the portion of the principal amount of such Notes to be redeemed and that, after the redemption date, upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion shall be issued upon cancellation of the original Note;

(4) the name, telephone number and address of the Paying Agent;

(5) that Notes called for redemption must be surrendered to the Paying Agent to collect the Redemption Price;

(6) that, unless the Company defaults in making such redemption payment, interest, if any, on Notes called for redemption ceases to accrue on and after the redemption date;

(7) the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed; and

(8) that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes.

At the Company’s request, the Trustee shall give the notice of redemption in the Company’s name and at the Company’s expense; provided, however, that the Company shall have delivered to the Trustee, at least 3 but not more than 60 days prior to the redemption date (or such shorter period as is acceptable to the Trustee), an Officers’ Certificate requesting that the Trustee give such notice and setting forth the information to be stated in the notice as provided in the preceding paragraph. The notice mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the Holder receives such notice. In any case, failure to give such notice by mail or any defect in the notice to the Holder of any Note shall not affect the validity of the proceeding for the redemption of any other Note.”

SECTION 1.3 Offer to Purchase. Section 3.9 of the Base Indenture is hereby deleted in its entirety.

SECTION 1.4 Covenants. The following covenants contained in Article 4 of the Base Indenture are hereby deleted in their entirety:

(a) the covenant entitled “Provision of Financial Information” (Section 4.3);

(b) the covenant entitled “Taxes; Insurance” (Section 4.5);

(c) the covenant entitled “Stay, Extension and Usury Laws” (Section 4.6);

(d) the covenant entitled “Limitation on Restricted Payments” (Section 4.7);

(e) the covenant entitled “Limitation on Dividends and Other Payment Restrictions Affecting Subsidiaries” (Section 4.8);

(f) the covenant entitled “Limitation on Incurrence of Debt” (Section 4.9);

(g) the covenant entitled “Asset Sales” (Section 4.10);

(h) the covenant entitled “Limitation on Transactions with Affiliates” (Section 4.11);

(i) the covenant entitled “Limitations on Liens” (Section 4.12);

(j) the covenant entitled “Offer to Purchase upon Change of Control” (Section 4.13);

(k) the covenant entitled “Business Activities” (Section 4.15); and

(l) the covenant entitled “Designation of Restricted and Unrestricted Subsidiaries” (Section 4.17);

SECTION 1.5 Successors. Article V of the Base Indenture is hereby deleted in its entirety.

SECTION 1.6 Events of Default. Clauses (3), (4), (6), (7), (8) and (11) of Section 6.1 of the Base Indenture are hereby deleted in their entirety. The new section 6.1 reads as follows:

“SECTION 6.1 Events of Default.

Each of the following is an “Event of Default”:

(1) default in the payment in respect of the principal of and premium, if any, on any Note at its maturity (whether at Stated Maturity, excluding any Sinking Fund payment, or upon repurchase pursuant to an Offer to Purchase, acceleration, optional redemption or otherwise);

(2) default in the payment of any interest on any Note when it becomes due and payable, or the failure to make any Sinking Fund payment when it becomes due and payable, and continuance of such default for a period of 30 days;

(3) except as permitted herein, any Note Guarantee is held to be invalid or unenforceable in a judicial proceeding, or any Guarantor or the Company shall assert such invalidity or unenforceability;

(4) the Company, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary, pursuant to or within the meaning of any Bankruptcy Law:

(a) commences a voluntary case,

(b) consents to the entry of an order for relief against it in an involuntary case,

(c) consents to the appointment of a Custodian of it or for all or substantially all of its property,

(d) makes a general assignment for the benefit of its creditors, or

(e) generally is not paying its debts as they become due;

(5) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(a) is for relief against the Company or any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, in an involuntary case;

(b) appoints a Custodian of the Company or any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary or for all or substantially all of the property of the Company or any of its Restricted Subsidiaries; or

(c) orders the liquidation of the Company or any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary and the order or decree remains unstayed and in effect for 60 consecutive days.

The term “Custodian” means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.”

SECTION 1.7 Security Documents. Article X of the Base Indenture is hereby deleted in its entirety.

SECTION 1.8 Guarantors May Consolidate, Etc. on Certain Terms. Section 11.4 of the Base Indenture is hereby eliminated in its entirety.

SECTION 1.9 Release of Liens on the Collateral Securing the Notes. All collateral subject to liens securing the Notes is hereby released.

ARTICLE II

MISCELLANEOUS

SECTION 2.1 Incorporation of Definitions. For all purposes of this Supplemental Indenture, capitalized terms used but not defined in this Supplemental Indenture shall have the meanings specified in the Base Indenture. If any term is defined in this Supplemental Indenture and in the Base Indenture, such term shall have the meaning assigned to it in this Supplemental Indenture.

SECTION 2.2 Supplemental Indenture. This Supplemental Indenture constitutes an integral part of the Base Indenture and shall be construed in connection with and as part of the Base Indenture. If any provision of this Supplemental Indenture conflicts with any provision of the Base Indenture, the provisions of this Supplemental Indenture shall control.

SECTION 2.3 Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN SUCH STATE WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THEREOF THAT WOULD REQUIRE APPLICATION OF THE LAWS OF ANOTHER STATE.

SECTION 2.4 Ratification. Except as expressly amended hereby, each provision of the Base Indenture and each Note shall remain in full force and effect, as amended hereby, and the Base Indenture, as supplemented, and the Notes are in all respects agreed to, ratified and confirmed by the parties hereto.

SECTION 2.5 Counterpart Originals. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

SECTION 2.6 Concerning the Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the Recitals hereto, all of which are made solely by the Company and the Guarantors.

[Signature Page Follows]

SIGNATURES

Dated as of December 22, 2009

INTCOMEX, INC.

By:	/s/ Anthony Shalom
Name:	Anthony Shalom
Title:	Chief Executive Officer

INTCOMEX HOLDINGS, LLC

By:	/s/ Anthony Shalom
Name:	Anthony Shalom
Title:	Chief Executive Officer, Intcomex, Inc., its sole member

INTCOMEX HOLDINGS SPC-I, LLC

By:	/s/ Anthony Shalom
Name:	Anthony Shalom
Title:	Chief Executive Officer, Intcomex, Inc., its sole member

SOFTWARE BROKERS OF AMERICA, INC.

By:	/s/ Anthony Shalom
Name:	Anthony Shalom
Title:	President

THE BANK OF NEW YORK MELLON, as Trustee

By:	/s/ Carlos R. Luciano
Name:	Carlos R. Luciano
Title:	Vice President